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                                                               EXHIBIT 99.1

                  Company:            FPA Medical Management, Inc.
                  Investor Contact:   Stephen J. Dresnick, M.D., FACEP
                                      President and Chief Executive Officer
                                      305-FPA-3767

FOR IMMEDIATE RELEASE

                          FPA MEDICAL MANAGEMENT, INC.
                       EXECUTES CREDIT FACILITY AMENDMENT
                       TO EXTEND WAIVER UNTIL JULY 8, 1998


        San Diego, California, June 10, 1998 - FPA Medical Management, Inc. (Nasdaq: FPAM) announced today that the administrative agent and its lenders on its current credit facility agreed to extend the waiver of any default or event of default from the previously announced date of June 11, 1998 to July 8, 1998.

        "We are pleased with the support from our banks whose cooperation is the cornerstone of our turnaround efforts," stated Stephen J. Dresnick, M.D., FACEP, FPA's President and Chief Executive Officer. "This waiver will allow the Company to focus on stabilizing our business and addressing our liquidity situation. We continue to meet and discuss potential financing with investors and lenders, including our current bank group," added Dresnick.

        A copy of the amendment, waiver and agreement among FPA, the lenders, the administrative agent and the arranger will be filed by the Company with the Securities and Exchange Commission.

        FPA Medical management, Inc., is a national physician practice management organization that organizes and manages primary care physician networks to contract with HMOs and other prepaid insurance plans to provide physician and related health care services and provides contract management support services to hospital emergency departments.

        Certain statements contained in this release constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. Although FPA Medical Management, Inc. believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from their expectations. Factors that could cause actual results to differ from expectations include the difficulty in controlling health care costs and integrating new operations, the ability of the Company to secure financing for operations and acquisitions on reasonable terms, the ability of the Company to realize the anticipated general and administrative expense savings and overhead reductions, the ability of the Company to return the Company's operations to profitability, the level and nature of the restructuring and other one-time charges, the difficulty in estimating costs relating to exiting certain markets and consolidating and closing certain operations and the possible negative effects of prospective health care reform. For other important factors that may cause actual results to differ materially from expectations and underlying assumptions, see reports by FPA Medical Management, Inc. filed with the Securities and Exchange Commission.



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